Exhibit 10.38

EXECUTION VERSION

HOTEL PURCHASE AND SALE AGREEMENT

By and Between

EAGAN LODGING INVESTORS II, LLC, a

Wisconsin limited liability company

as Seller

AND

Lodging Fund REIT III OP, LP, a

Delaware limited partnership

as Purchaser

HOTEL

Hampton Inn — Eagan, Minnesota

HOTEL PURCHASE AND SALE AGREEMENT

This HOTEL PURCHASE AND SALE AGREEMENT (the “Agreement”) is made and entered into as of the 10 day of April, 2019 (the “Effective Date”), by and between Lodging Fund REIT III OP, LP a Delaware limited partnership (the “Purchaser”), and Eagan Lodging Investors II, LLC, a Wisconsin limited liability company (“Seller”).

1.              Sale of Property.  Seller agrees to sell, assign, convey and deliver to Purchaser and Purchaser agrees to purchase and accept conveyance and delivery of all of the real and personal property described herein associated with the hotel (both tangible and intangible) commonly known as the Hampton Inn, 3000 Eagandale Place, Eagan, Minnesota 55121 (the “Hotel”).  The individual items of property comprising the Hotel and described in a. through f. below are hereinafter collectively referred to as the “Property.”

a.              Real Property.  Real property located in the City of Eagan, Dakota County, Minnesota respectively described on the attached Exhibit A (“Land”) together with all buildings and improvements constructed or located on the Land (hereinafter referred to as “Buildings”) and all easements and rights benefiting or appurtenant to the Land, all of the foregoing being collectively referred to hereinafter as the “Real Property.”

b.              Personal Property.  All of the personal property owned by Seller situated in or about the Real Property and utilized in the Seller’s current business of operating the Hotel and related services (the “Business”), including, but not limited to, the property listed on Exhibit B attached hereto and incorporated herein by reference (“Personal Property”), including, without limitation, all furniture, furnishings, computers, fixtures, machinery, signage and equipment; all opened and unopened inventory as of Closing; any and all inventory currently maintained by Seller at the Hotel; all computers, computer equipment and manuals, and computer software and programs; all on-site signs; all assignable contracts and agreements benefiting the Hotel, including all deposits and credits thereunder, to the extent assumed by Purchaser; and all assignable trade names, goodwill and other intangible property related to the Hotel, if any, as of Closing.  Seller represents and warrants to Purchaser that Seller owns (or will as of the Closing own) all of the Personal Property necessary to operate the Business as it is currently operated and that no such Personal Property is leased except as otherwise set forth in attached Exhibit C or as noted with respect to the items on Exhibit B.

c.               Leases, Contracts, Permits and Licenses and Franchise.  To the extent transferable, Seller’s interest in the leases and contracts (to the extent Purchaser desires to assume pursuant to Section 3.a), permits and licenses, described on the attached Exhibit C as to the Hotel (“Leases, Permits, Contracts and Licenses”).

d.              Other Intangibles.  All advance reservations and bookings, as the same may be amended, cancelled and renewed in the ordinary course of business consistent with past practices and advance deposits made in respect thereof, if any, and all of Seller’s right, title and interest in and to all transferable warranties and guaranties, express or implied, related to the Property (but only to the extent that such warranties are assignable) and all right, title and interest of Seller in and to all telephone numbers, post office boxes, signage rights, utility and development rights and privileges, all websites and domains which are used exclusively for the Hotel, licenses, permits, drawings, specifications, and trade names used in or associated with the Business, but only to the extent assignable and only to the extent they pertain solely to the operation of the Hotel (the “Intangible Personal Property”).

e.               Plans.  Copies of as-built blueprints, plans and specifications regarding the Real Property and the Personal Property, if any, in Seller’s possession (“Plans”).

f.                Records.  Such records as are in Seller’s possession regarding the Real Property, Personal Property, and the Business as are reasonably requested by Purchaser, including records regarding real estate taxes and assessments, maintenance, repairs, capital improvements and services (“Records”). For purposes of this Agreement, sales-related Records includes executed contracts for business booked at the Hotel after Closing (as defined below) and contact information for the Hotel’s top accounts, but excludes historical and prospecting information owned by the Manager (as defined below), whether stored in a SalesPro database or otherwise.  After Closing, the Purchaser will also have access to records related to the Hotel within Franchisor’s (as defined below) systems.

2.              Purchase Price.  The total purchase price (“Purchase Price”) to be paid to Seller by Purchaser for the Hotel is Fourteen Million Three Hundred Thousand and No/100 Dollars ($14,300,000.00).

a.              Earnest Money.  Within five (5) business days of the Effective Date, Purchaser shall deposit Five Hundred Thousand and No/100 Dollars ($500,000.00) as earnest money (the “Earnest Money”) in an escrow account with First American Title Company Commercial Services, 2 East Mifflin Street, Suite 300, Attn: Chris Zak, Madison, Wisconsin 53703 (the “Title Company”). Following the expiration of the Contingency Date (as defined below), and provided Purchaser has not terminated this Agreement, the Earnest Money shall be non-refundable to Purchaser except for Seller’s default under this Agreement.  All accrued interest on the Earnest Money shall become part of the Earnest Money.  If Purchaser deposits the Earnest Money and then fails to close, other than due to (i) the termination of this Agreement by Purchaser pursuant to any right to terminate expressly set forth in this Agreement, or (ii) the Seller’s default under this Agreement, then Purchaser shall be in default with Seller being entitled to the remedies provided in Section 15(b).  If the Closing takes place as herein provided, the Earnest Money shall be applied to the Purchase Price at the Closing.

b.              Payment at Closing.  Purchaser shall pay the balance of the Purchase Price, as adjusted in the manner set forth in this Agreement, to Seller at Closing by making a wire transfer of immediately available federal funds to the Title Company for the account of Seller.

c.               Property Improvement Plan (PIP). Seller provided Purchaser a PIP estimate of Two Hundred Eighty-Five Thousand Dollars ($285,000.00).

3.              Leases, Permits, Contracts and Licenses.

a.              Purchaser shall, at Closing, assume the Leases, Permits, Contracts and Licenses that (i) are assignable (whether requiring consent or not), (ii) are not subject to any existing default, (iii) have been provided to Purchaser as part of the Submission Matters, (iv) have expenses for any such contracts included as operating expenses in the financial statements provided to Purchaser, and (v) to which Purchaser has not objected prior to the expiration of the Contingency Date (as defined below). Prior to the expiration of the Contingency Date, Purchaser shall provide Seller with a list of the Leases, Permits, Contracts and Licenses it does not wish to assume (the “Contract Objections”). If Purchaser does not provide Seller with its Contract Objections on or before the expiration of the Contingency Date, Purchaser will be deemed to have automatically accepted assumption of all such Leases, Permits, Contracts and Licenses that meet the requirements of (i) through (iv) above.  Notwithstanding the foregoing, Purchaser shall be required to assume the cell tower lease at Closing and such cell tower lease may not be included in any Contract Objections. If Purchaser timely provides its Contract Objections to Seller, Seller shall have the option, in Seller’s sole discretion, within five (5) Business Days of receipt of the Contract Objections, to terminate this Agreement if Seller deems the cost of terminating the Leases, Permits, Contracts and Licenses set forth on the Contract Objections is too costly. If Seller terminates this Agreement due to the Contract Objections, this Agreement shall be deemed terminated, all Earnest Money shall be returned to Purchaser and the parties shall have no further obligation to each other except for obligations that expressly survive termination. All amounts owing under the Leases, Permits, Contracts and Licenses to be assigned shall be prorated at Closing and transferred pursuant to the Assignment and Assumption Agreement.  Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its affiliates from and against any and all liabilities, claims, costs and expenses, including, without limitation, reasonable attorneys’ fees, relating to acts or omissions accruing under the Leases, Permits, Contracts and Licenses prior to the Closing Date.  Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its affiliates from and against any and all liabilities, claims, costs and expenses, including, without limitation, reasonable attorneys’ fees, relating to acts or omissions accruing under the Leases, Permits, Contracts and Licenses assumed by Purchaser from and after the Closing Date.

b.             The provisions of this Section 3 shall survive the Closing.

4.              Closing.  The closing of this Agreement (the “Closing”) shall take place at the Title Company, or through electronic means, on a date mutually agreed upon by Purchaser and Seller (the “Closing Date”) that is no later than fifteen (15) days following the Contingency Date, Purchaser may extend closing to accommodate any third party delays including commercial financing, but in no event shall Closing be later than June 6, 2019. Purchaser shall provide Seller with written notice at least seven (7) days prior to the Closing Date.

a.              Closing Documents.  At least fourteen (14) days prior to the Closing Date, Seller shall prepare and deliver the Closing Documents (as defined below) to Purchaser for Purchaser’s review and approval. On the Closing Date, Seller shall execute and deliver to Purchaser and Purchaser shall execute and deliver to Seller, as required herein, the following documents for the Hotel comprising the Property, as applicable, hereinafter referred to collectively as “Closing Documents”:

(1)         Deed. A duly executed and acknowledged Special Warranty Deed in a form reasonably acceptable to Purchaser, subject to the Permitted Exceptions (as defined below).

(2)         Bill of Sale.  A duly executed and acknowledged Warranty Bill of Sale in a form reasonably acceptable to Purchaser.

(3)         Assignment and Assumption Agreement.  A duly executed Assignment and Assumption Agreement pursuant to which Seller will assign to Purchaser and the Purchaser will assume the Leases, Permits, Contracts and Licenses to be assigned pursuant to this Agreement, in a form reasonably acceptable to Purchaser.

(4)         FIRPTA Certificate.  A duly executed affidavit from Seller which states Seller’s Taxpayer Identification Number for federal income tax purposes and that Seller is not a “foreign person” within the meaning of IRC Section 1445(b)(2) and regulations thereto.

(5)         Title Documents.  Such agreements, affidavits or other documents as may be required by the Title Company to issue the Owner’s Title Policy subject only to the Permitted Title Exceptions.

(6)         Closing Statement.  A duly executed closing statement taking into account all prorations and adjustments required pursuant to the terms of this Agreement.

(7)         Noncompetition Agreement. A duly executed Noncompetition Agreement (as defined below).

(8)         Additional Documents.  Such further documents as may be reasonably necessary to effectuate the sale and transfer of the Property to the Purchaser, and to otherwise consummate and evidence the capacity and authority of Seller to consummate the transactions contemplated herein; provided, however, the foregoing shall not impose any additional liability or obligation on the part of Seller not otherwise contemplated by the terms of this Agreement.

5.              Title, Survey and Contingency Date.

a.              Seller’s Title Evidence.  Within ten (10) days after the Effective Date, Seller shall provide, at Seller’s sole cost and expense, to Purchaser a Commitment for Owner’s Policy of Title Insurance for the Hotel (the “Title Commitment”) from the Title Company binding the Title Company to issue an ALTA Owner’s Policy of Title Insurance, in form approved for use in the state where the Property is located, in the amount of the Purchase Price allocated to the Real Property, including copies of all instruments shown as exceptions thereto, insuring that title to the Property will be vested in Purchaser at Closing free and clear of all liens and subject only to the exceptions approved by Purchaser during the period ending on the Contingency Date, deleting the standard printed exceptions of such insurer (but only to the extent such can be deleted based on the Survey (defined below) or standard seller affidavits requested by the Title Company (the “Title Policy”)).  Any additional premiums for obtaining endorsements as may be required by Purchaser shall be the sole responsibility of Purchaser.

b.              Survey.  Seller has provided Purchaser with the existing survey of the Land and the Buildings dated February 5, 2015 (the “Survey”). Seller is under no obligation to update the Survey.

c.               Review of Commitment and Survey.   Purchaser shall have the right to review the Title Commitment and the Survey for a period ending on the earlier of (i) the date that is fifteen (15) days after receipt of the Title Commitment, or (ii) the Contingency Date (the “Title Review Period”).  Purchaser may give Seller written notice of its objections to any liens, encumbrances, encroachments and other matters reflected by the Title Commitment or the Survey (the “Title Objections”) on or prior to the expiration of the Title Review Period.

d.              Cure Period.  If any Title Objections consist of, without any limitation, delinquent taxes, mortgages, deeds of trust, security agreements, construction or mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum (“Monetary Title Objections”), then, to that extent, notwithstanding anything herein to the contrary, Seller shall be obligated to pay and discharge (or bond against in a manner sufficient to cause the Title Company to insure over such Monetary Title Objections) any such Monetary Title Objections (except to the extent such Title Objections result from an act or omission of Purchaser or its agents or employees) and Title Company is authorized to pay and discharge at Closing such Monetary Title Objections to the extent not paid and discharged or bonded against at Closing.  Seller shall have fifteen (15) days (“Cure Period”) after receipt of the Title Objections to cure those Title Objections not constituting Monetary Title Objections, in its sole and absolute discretion, provided, however, Seller shall not be required to pay any sum of money or undertake or agree to undertake any obligations in order to cure such Title Objections.  If Seller fails to cure any such Title Objections to the reasonable satisfaction of Purchaser within the time provided above and give Purchaser written notice thereof, Purchaser shall have the option to either:

(1)         Terminate this Agreement by giving written notice to Seller within five (5) days following the expiration of the Cure Period (in which event the Earnest Money shall be immediately released to Seller); or

(2)         Waive objections, either through written notice or by failing to timely provide the written notice to terminate pursuant to Section 5(d)(1) above, and proceed with Closing with any uncured Objections becoming Permitted Exceptions.

e.               Permitted Exceptions.  Notwithstanding anything to the contrary herein, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following (all of which are collectively referred to as the “Permitted Exceptions”):

(1)                   All exceptions to title shown in the Title Commitment or matters shown on the Survey that Purchaser has approved or is deemed to have approved pursuant to Section 5(d)(2) above;

(2)                   The lien of non-delinquent real and personal property taxes and assessments;

(3)                   Rights of hotel guests who occupy the Hotel or any portion thereof as of the Closing Date and guests having reservations relating to periods subsequent to the Closing Date;

(4)                   Rights of parties under Leases, Permits, Contracts and Licenses being assumed by Purchaser, which shall include the existing long-term lease for space on the roof used for a cell tower;

(5)                   Governmental laws, codes, and ordinances now or hereafter in effect so far as these affect the Property, including, without limitation, zoning ordinances and the Americans with Disabilities Act; and

(6)                   Municipal and zoning ordinances and agreements entered under them, recorded easements for the distribution of utility and municipal services, and recorded building and use restrictions and covenants.

f.                Submission Matters.  Within five (5) days after executing this Agreement (or such later date as may be appropriate if Seller cannot reasonably supply such items within such five (5) day period), Seller shall deliver the items set forth on Exhibit E attached hereto (the “Submission Matters”).

g.               Contingency Date.  The “Contingency Date” shall be 5:00 p.m. Central time on the date that is thirty-five (35) calendar days following the Effective Date, so long as the 35th day is a Wednesday, and if the 35th day is not a Wednesday, then the Contingency Date will be the first Wednesday following the 35th day.  Purchaser shall have the right, until the Contingency Date, and thereafter if Purchaser provides Seller a Satisfaction Notice (defined below) to enter upon the Real Property at reasonable times upon two (2) business days’ notice to Seller (which notice may be email or by telephone), Catherine M. Gillman and Jeffrey S. Lenz, Seller’s Vice President and General Counsel and President and Chief Development Officer, respectively, (together, the “NCG Contact”) and to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic, environmental, marketing and other tests, studies and investigations as Purchaser may deem appropriate.  Notwithstanding the foregoing, Purchaser and its affiliates, employees, agents and designees shall not perform any invasive environmental testing upon the Property without Seller’s prior written consent, which consent shall not be unreasonably withheld.  Regardless of whether the results of such tests, studies and investigations warrant, in Purchaser’s sole, absolute and unreviewable discretion, the purchase of the Property for the purposes contemplated by Purchaser, Purchaser shall notify Seller, in writing prior to the expiration of the Contingency Date, if it is electing to proceed with this transaction (the notice is known as a “Satisfaction Notice”); if Purchaser does not provide a Satisfaction Notice prior to the expiration of the Contingency Date, then Purchaser will have been deemed to exercise its right of termination and will receive a full return of the Earnest Money.   Purchaser may, but is not obligated to, notify Seller in writing prior to the expiration of the Contingency Date that it has determined in its sole, absolute and unreviewable discretion, to terminate this Agreement, and if Purchaser provides such a notice in writing, this Agreement automatically shall terminate, the Earnest Money shall be promptly released to Seller and Purchaser and Seller shall be released from all further liability or obligation hereunder except those which expressly survive a termination of this Agreement.  Seller may have a representative present during any of Purchaser’s physical investigation and testing, if any, and same shall be performed in a manner that minimizes any disruptions to Seller’s business with any communications with Seller, whether on the Property or not, being limited to the NCG Contact (or such other person as is designated by the NCG Contact) and not any of Seller’s other employees, notwithstanding the foregoing, the Purchaser will be given communication access to the Seller’s General Manager, Director of Sales, Chief Engineer, and Executive House Keeper during the Contingency Period, provided however, that a representative of Seller or Manager (as later defined) is present for all communication.  Purchaser shall repair any damage caused by such inspection and indemnifies and holds Seller and Seller’s employees, agents, contractors, principals, beneficial owners and all lessees harmless from any loss, cost, damage, expenses and liabilities resulting from or arising out of such inspections.  If this Agreement is terminated, all items which Seller has provided to Purchaser as well as all studies which Purchaser has had performed and other items Purchaser has obtained in connection with its due diligence (such as, by way of example, property inspection reports, environmental audits, surveys and the like) shall be promptly delivered to Seller upon Seller’s request. For the avoidance of doubt, Purchaser is under no obligation to provide any notice of termination, and if Purchaser does not provide Seller a Satisfaction Notice prior to expiration of the Contingency Date, then Purchaser is deemed to have terminated this Agreement, and will receive a full return of the Earnest Money.

h.              New Franchise Agreement.  The parties acknowledge that Purchaser is attempting to obtain from Hilton Worldwide, Inc. (the “Franchisor”) either a new Franchise Agreement or an assignment or extension of Purchaser’s Franchise Agreement as of the Closing Date (the “New Franchise Agreement”).  Seller has obtained from Franchisor a property improvement plan dated September 25, 2018 (the “PIP”), a copy of which will be provided to Purchaser as part of the Submission Matters.  Purchaser covenants and agrees to submit a complete franchise application for the Hotel including all required deposits on or before fifteen (15) days following the Effective Date, and to provide Seller evidence of submission by twenty (20) days following the Effective Date, in the form of a written receipt from Franchisor of the franchise deposit and a complete application. In the event Purchaser fails to comply with the foregoing, Seller may, after Purchaser fails to cure such non-compliance within five (5) business days following written notice from the Seller, terminate this Agreement and retain the Earnest Money as liquidated damages.

i.                  Allocation. This Agreement is contingent upon Purchaser and Seller agreeing upon an allocation of the Purchase Price, if any, pursuant to Section 1060 of the Internal Revenue Code of 1986 and the regulations thereunder. Notwithstanding the foregoing sentence, Exhibit D will be agreed to during the review period and allocated as a final Exhibit at Closing..

j.                 Noncompetition. At Closing, Purchaser and Seller will execute a noncompetition agreement whereby Seller will agree that neither it nor any owner of Seller shall establish, engage in, or become interested in, directly or indirectly, as an owner, partner, agent, shareholder, employee, independent contractor, consultant or otherwise, a hotel facility located within a seven (7) mile radius of the Hotel for a period of two (2) years after Closing (the “Noncompetition Agreement”). The Noncompetition Agreement will be substantially in the form attached hereto as Exhibit F.

k.              Management Agreement. Purchaser may elect to enter into a management agreement with North Central Management, Inc. (the “Manager”) for the Hotel for the period following Closing. Seller agrees to cause Manager to provide a draft management agreement to Purchaser and to negotiate in good faith with Purchaser between the Effective Date and the Contingency Date to determine whether the parties can agree upon a final contract to be entered into on or before the Closing Date. For the avoidance of doubt, Purchaser has no obligation to contract with Manager and may at its sole discretion cause Seller to terminate the Manager at the Closing Date pursuant to section 6(iii).

6.              Conditions to Closing.

a.              Purchaser’s obligations hereunder are contingent upon each of the following being satisfied on or before the Closing Date:

(i)             Performance of Seller Obligations.  All of Seller’s representations and warranties made in this Agreement shall be, and remain true and correct in all material respects as of the date hereof and as of the date of Closing as if then made and Seller shall have performed in all material respects all of its covenants and other obligations under this Agreement.

(ii)          Title Insurance.  Good and marketable fee simple title to the Real Property shall be insurable as such by the Title Company, subject only to Permitted Exceptions and including, without limitation, all applicable deletions of standard exceptions and endorsements permitted under applicable state law which are customarily required by institutional investors purchasing property comparable to the Property.

(iii)       Management Agreement.  Seller shall have terminated the existing management agreement at the Hotel at the sole cost and expense of Seller.

If any condition set forth above in Sections 6(i) through 6(iii) above cannot or will not be satisfied prior to Closing, Purchaser, at its option (without limiting any other provision contained in this Agreement), may (a) elect to terminate this Agreement, in which event the Earnest Money, to the extent it has been paid, shall be promptly returned to Purchaser and all other rights and obligations of Seller and Purchaser hereunder (except those set forth herein which expressly survive a termination of this Agreement) shall terminate immediately, or (b)  elect to waive such condition and proceed to Closing.

b.              Seller’s obligations hereunder are contingent upon Franchisor having executed and delivered its written consent to the New Franchise Agreements to Purchaser and Purchaser having provided to Seller documentation from Franchisor reasonably acceptable to Seller acknowledging that all conditions to granting such New Franchise Agreement have been met as of the Closing.

7.              Representations and Warranties of Seller. Seller represents and warrants for itself now and on the Closing Date:

a.              Organization.  Seller is a limited liability company duly organized and in good standing under the laws of the State of Wisconsin.

b.              Authority. Seller has all requisite power and authority to enter into and perform this Agreement.  The execution, delivery and performance by Seller of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all requisite approvals and will not conflict with or result in a breach of the organizational documents of Seller.

c.               No Conflict.  Neither the execution of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) violate any governmental restrictions to which Seller is subject; or (ii) constitute a violation of any applicable governmental code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order of which Seller has knowledge.

d.              Title to Property.  Seller owns good and marketable title to the Property comprising its respective the Hotel free and clear of all claims and encumbrances of any kind, except for the Permitted Exceptions, except for the current financing which will be satisfied either before or concurrent with closing and except for future lease obligations with respect to leased Personal Property.

e.               Individual Sewage Treatment Systems. Solely for the purposes of satisfying the requirements of Minnesota Statutes Section 115.55, Seller represents that there is no “individual sewage treatment system” (within the meaning of such statute) on or serving the Property.

f.                Well Disclosures. To Seller’s knowledge, there are no wells on the Property and Seller hereby makes the disclosure pursuant to Minnesota Statutes Section 103I.235(1). At the time of Closing, Seller shall deliver any required well certificate pursuant to Minnesota Statute Section 103I.235(1) and if no such well certificate is required, the deed shall include the statement: “Seller certifies that Seller does not know of any wells on the described real property”.

g.               Storage Tanks. To Seller’s knowledge, there are no underground or above ground storage tanks currently or formerly on the Property that had a release for which no corrective action was taken. Seller has filed all required affidavits pursuant to Minnesota Statutes Section 116.48(6).

h.              Methamphetamine Disclosure. Solely for the purposes of satisfying the requirements of Minnesota Statutes Section 152.0275, to Seller’s knowledge, methamphetamine production has not occurred on the Property.

i.                  Brand Initiatives. Seller has provided access or fully disclosed all brand issued initiatives provided by the Franchisor known to Seller for upcoming implementation.

j.                 Financial Statements. Upon the signing of this Agreement, Seller shall provide Purchaser with financial statements concerning the Business as of the fiscal year preceding the Effective Date (together with any subsequently prepared financial statements supplied by Seller to Purchaser (collectively, the “Financial Statements”)). The Financial Statements shall:

a.              Fairly present results of operations as of the respective dates indicated under accounting principles consistently applied.

k.              Business Name. After the Closing Date, Seller agrees that it will not use the Name directly or indirectly, either alone or in the combination with one or more other words in or in connection with any business, activities, or operations that Seller directly or indirectly carry on or conduct, except in connection with Seller’s post-closing activities for the Business and transitioning the Business to Purchaser.

l.                  Taxes; Unemployment Liabilities; Tax Returns and Audits.

a.              Taxes. All personal property taxes and other taxes of any nature assessed against Seller and/or the Business are and will be fully paid by Seller when due through the Closing Date. Without limiting the generality of the foregoing, all federal, state, county, and local taxes, including without limitation, income, corporate franchise, state business, stamp, transfer, sales and use, employee withholding, and ad valorem taxes due and payable by Seller on or before the Closing Date have been or will have been paid or provided for by Seller, including any unemployment tax liability and any deficit balance in Seller’s Unemployment Insurance Agency account or similar account.

b.              Tax Returns; Audits. Seller has, and as of the Closing Date will have, filed all taxes and reports required to be filed by Seller pursuant to the operation of the Business with all such taxing authorities, including the Unemployment Insurance Agency. Seller does not have any outstanding or unsatisfied deficiency assessments with respect to any taxes, and there are no current audits or investigations by or disputes with any authority with respect to any taxes.

c.               No Dispute. Seller is not involved in any dispute with any tax authority about the amount of taxes due, nor have they received any notice of any deficiency, audit, or other indication of deficiency from any tax authority not disclosed to the Parties to this Agreement.

m.          Litigation or Insolvency Proceedings.

a.              Litigation. Except for claims covered by insurance, there are no actions, suits, claims, investigations, or legal, administrative, or arbitration proceedings pending or, to the best of Seller’s knowledge, threatened or likely to be asserted by or against Seller or relating to the Property, this Agreement and/or the transactions contemplated hereby, before any court, governmental agency, or other body, including any quasi-judicial or administrative forum, and no judgment, order, writ, injunction, decree, or other similar command of any court, governmental agency, or body has been entered against or served upon Seller or upon any individual owner of Seller.

b.              Insolvency Proceedings. Seller is not involved in any proceeding by or against Seller in any court under the Bankruptcy Code or any other insolvency or debtor’s relief act, whether state or federal, or for the appointment of a trustee, receiver, liquidator, assignee, or other similar official of Seller or Seller’s property.

n.              Conduct of Business. From the date of the most recent Financial Statements delivered by Seller to Purchaser to the Effective Date, the Business of Seller has been (and until the Closing Date shall be) open and conducted by Seller in a normal and regular manner; and further, Seller has not:

a.              Experienced any material adverse change or any material damage, destruction, or loss affecting the Business; and/or

b.              Entered into any agreement not in the ordinary course of business or agreed to do any of the foregoing.

o.              Condition of Purchased Assets. The following representations are made with respect to the Personal Property:

a.              The Seller, acting in good faith, has used all commercially reasonable efforts to maintain its Personal Property in normal operating condition and the Seller will continue to operate the Personal Property to the date of Closing Date in ordinary, and normal course of its business in accordance with Section 13(b).

b.              There are no outstanding citations issued by any health, building, or other governmental agency, under the Occupational Safety and Health Act and/or under the Americans with Disabilities Act having jurisdiction over the operation of the Personal Property, including any claims of any violation of any federal, state, or local environmental statutes, regulations, ordinances, or other environmental regulatory requirements, except as expressed upon Exhibit B.

p.              Verification of Employees. Seller warrants it has made, or cause to be made, efforts to verify the ability of employees of the Business to legally work within the United States.

q.              Competitors. Neither Seller nor any owner, officer, director, shareholder or member of Seller (excluding minority investors in Seller or Seller’s owner who do not actively participate in the management of Seller) currently has any direct or indirect interest in any hotel that competes with the Hotel or the Business within a seven (7) mile radius of the Hotel.

r.                 Full Disclosure. This Agreement, and any other information furnished to Purchaser in connection with the transaction, contains neither any untrue statement of material fact nor omits any material fact necessary to make the statements contained within this agreement not misleading. Seller covenants it will inform Purchaser if Seller learns of any material fact to make this warranty untrue until the Closing Date.

s.                Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Purchaser is placing complete reliance on them.

8.              Property Condition.  Purchaser acknowledges that it is being given a full opportunity to completely inspect the Property, the operation thereof, and the financial information in connection therewith.  Therefore, except as specifically provided in this Agreement, Seller is conveying and Purchaser is accepting the property in strictly “AS IS” condition with all faults and, except for the specific warranties and representations provided in this Agreement, Seller is not making any further warranties or representations, express or implied, including, without limitation, any warranty of merchantability or fitness for a particular purpose.  Purchaser acknowledges that, as of the Closing Date, Purchaser will be familiar with the Property and will have made such independent investigations as Purchaser deems necessary or appropriate concerning the Property.  If Purchaser elects to proceed with the purchase of the Property, any objections which Purchaser may have with respect to the Property shall be waived by the Purchaser.  All warranties and representations contained in this Agreement shall survive the closing of this transaction for a period of twelve (12) months after closing.  No suit, cause of action, demand or other claim of any nature whatsoever shall be made under the foregoing warranties and representations unless the aggregate amount of Purchaser’s direct out-of-pocket losses (not including, by way of example only, any diminution in the value of the Property) resulting from the inaccuracy or breach of such warranty and representation exceeds, in the aggregate, FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00).

9.              Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller as follows, now and on the Closing Date:

a.              Organization.  Purchaser is a limited partnership duly organized and in good standing under the laws of the state of Delaware.

b.              Authority.  Purchaser has all requisite power and authority to enter into and perform this Agreement.  The execution, delivery and performance by Purchaser of this Agreement and consummation of the transactions contemplated herein have been duly authorized by all requisite approvals and does not conflict with or result in breach of the organizational documents of Purchaser.

c.               No Conflict.  Neither the execution of this Agreement nor the consummation by Purchaser of the transactions contemplated hereby will (i) violate any governmental restrictions to which Purchaser is subject; or (ii) constitute a violation of any applicable governmental code, resolution, law, statute, regulation, ordinance, judgment, rule, decree or order of which Purchaser has knowledge.

10.       Purchaser’s Closing Documents.  On the Closing Date, Purchaser will execute and deliver to Seller the following documents:

a.              Purchase Price.  The portion of the Purchase Price as adjusted according to provisions in this Agreement to be paid at the Closing by wire transfer to be received in Title Company’s escrow account on or before 2:00 p.m. Central time on the Closing Date.

b.              Closing Documents.  Counterparts of the Closing Documents described in Section 4(a) above, as applicable.

c.               Title Documents.  Such affidavits of Purchaser, certificates of value or other documents as reasonably required by Title Company in order to record Seller’s Closing Documents and issue the title insurance policy required hereunder.

11.       Expenses.  Seller and Purchaser agree to allocate costs as follows:

a.              Title Insurance and Closing Fees.  Seller will pay all costs of the Title Commitment and the Title Policy. Purchaser shall pay for the premium of any lender’s title insurance policies and costs for any other requested endorsements by Purchaser or its Lender.  Seller and Purchaser will each pay one-half (1/2) of any reasonable and customary closing or escrow fees imposed by closing agent designated by Title Company.

b.              Deed Tax and Filing Fees.  Seller shall pay any transfer taxes and Purchaser shall pay any deed recording costs assessed on the conveyance.  Purchaser shall be responsible for payment of all mortgage registration tax and filing fees regarding recording of any mortgage.

c.               Recording Costs.  Seller will pay the cost of obtaining releases of all Monetary Title Exceptions (including, without limitation, any prepayment penalties) and any recording fees related thereto, except to the extent any of the foregoing results from an act or omission of Purchaser or its agents or employees.

d.              Attorneys’ Fees.  Each party shall pay its own attorneys’ fees relating to the transaction described herein.

e.               Leases, Contracts, Permits and Licenses.  Notwithstanding Section 3(a), Purchaser shall pay all costs relating to the transfer of Leases, Contracts, Permits and Licenses.

f.                Franchise Agreement.  Purchaser shall pay the application fee for the New Franchise Agreement. Seller is responsible for payment of the fee charged by Franchisor for Seller’s change of ownership PIP (the “Change of Ownership PIP”).

g.               Taxes.  Seller shall pay or cause to be paid all personal property sale taxes assessed as a result of this transaction. Seller shall pay all special assessments that have been levied as of the Effective Date and all pending special assessments that have been ordered by the City Council or other governmental assessing authorities as of the Effective Date. Real estate taxes attributable to the Property that are due and payable in the calendar year in which the Closing occurs (including any penalties or interest resulting by reason of any late payment by Seller) shall be prorated as of the Apportionment Date (as defined below), ad valorem and personal property taxes, sewer rents and charges, and other state, county and municipal taxes, charges and assessments (special or otherwise) shall be prorated on the basis of the calendar year for which the same are levied, imposed or assessed, and regardless of when the same became a lien or are payable, on a per diem basis to the Closing Date. Real estate taxes due and payable in all prior calendar years to the calendar year in which the Closing occurs shall be paid by Seller. Real estate taxes due and payable in all subsequent calendar years to the calendar year in which the Closing occurs shall be the obligation of Purchaser. At Closing, Seller shall pay any deferred real estate taxes, the payment of which is required as a result of this transaction or recording of the Special Warranty Deed as set forth in Section 4(a)(1) above, and Purchaser shall pay any other deferred real estate taxes. If Closing shall occur before the actual real estate taxes due and payable in the calendar year in which Closing occurs are known, the apportionment of real estate taxes shall be upon the basis of real estate taxes for the Property for the immediately preceding year.

h.              Other.  Purchaser shall pay the costs of its due diligence performed by Purchaser.

12.       Adjustments.  The following items shall be apportioned or prorated between Seller and Purchaser as of 11:59 p.m. Central time, on the day immediately preceding the Closing Date (the “Apportionment Date”) and shall constitute adjustments to the Purchase Price to be paid at Closing.  If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement.  Any revenue received or expense incurred by Seller or Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall agree upon a reconciliation of prorated expenses and revenue within 90 days of Closing (the “90-Day Income-Expense Allocation Worksheet”), which will be promptly paid or reimbursed by Seller or Purchaser, depending on which party owes the amount due.  Purchaser or Seller, as appropriate, will deliver simultaneously with such payment, any and all data, information or other backup it may have with respect to such payment and/or such proration so as to fully indicate to the other party the calculation of the amount of payment contained therewith.  The proration provisions of this Agreement shall survive the closing of the transaction contemplated hereby for a period of twelve (12) months.

a.              Charges for Telephone, Water, Electricity, Gas and Other Utilities.  To the extent the consumption of utilities is measured by meter, Seller shall furnish a current reading of each meter at the Closing, which reading shall have been made no earlier than one (1) business day prior to Closing, and Seller shall pay or cause to be paid the charges therefor to such date.  The telephone service will be changed over as of the Closing Date by Purchaser and Purchaser shall be responsible for charges incurred on the Closing Date and thereafter.  All deposits, if any, made by Seller as security under any contract or license, shall be returned to Seller and Purchaser shall be responsible for replacing any required deposits.  Such prorations will be settled on the 90-Day Income-Expense Allocation Worksheet.

b.              Room Charges.  Room charges for the night commencing on the Apportionment Date and ending on the morning of the Closing Date shall be split equally between the Purchaser and the Seller and included on the Closing Statement.

c.               Prepaid Reservations.  Purchaser shall receive a credit for all prepaid rents and reservations, advance room deposits, or other such deposits assigned to Purchaser hereunder on the Closing Statement.

d.              Leases, Contracts, Permits and Licenses.  Charges under the Leases, Contracts, Permits and Licenses (if assumed by Purchaser) shall be prorated at the Closing with Seller paying all such charges through and including the Apportionment Date and any prepaid amounts being appropriately prorated.  Such prorations will be settled on the 90-Day Income-Expense Allocation Worksheet.

e.               Accounts Receivable and Guest Ledger.  Seller shall retain the full amount of all accounts receivable.  Purchaser shall be obligated to use commercially reasonable efforts to make collections of such receivables and to promptly deliver to Seller all collections received from and after Closing on any such pre-closing receivables and shall report the status thereof to Seller promptly upon request.  Seller shall have the right to audit the books of Purchaser to ensure compliance with this Section.  As to room charges and other income due from guests of the hotel in occupancy through the morning of the Closing Date (“Guest Ledger”), such Guest Ledgers shall be the property of the Purchaser and shall be credited to Seller except for the last night’s room revenues which shall be handled as provided in Section 12(b).  For the convenience of the parties and the guests, Purchaser shall pay to Seller the agreed-to amount of the Guest Ledger at the Closing as an adjustment on the Closing Statement and the right to collect the charges and income comprising the Guest Ledger shall be released to Purchaser.  Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller.  It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, still, if any such accounts are paid to Purchaser, then Purchaser shall collect same and remit to Seller in the manner above provided.  Any amounts collected from parties who owe amounts to both Purchaser and Seller relating to the operation of the Property shall be deemed amounts collected on Seller’s receivables and shall be promptly remitted to Seller until the receivable owing Seller from such party is paid in full.

f.                House Banks.  Subject to the proration provisions hereof and the credits due to Purchaser for items prepaid by customers and deposits as set out herein, cash, checks and other funds including till money and house banks held at the hotel as of the Apportionment Date (collectively, “House Banks”) shall be credited to Seller.  For the convenience of the parties, Purchaser shall pay to Seller the agreed-to amount of the House Banks at the Closing as an adjustment on the Closing Statement and possession of the cash, checks and other funds in the House Banks shall be released to Purchaser.

g.               Inventory.  As part of the Property and included in the Purchase Price are all inventories of food and beverage and unused reserve stock (including in-use operating supplies) of linens (no less than 2.5 par), towels, paper goods, soaps, cleaning supplies, china, glassware, silverware and miscellaneous guest supplies, engineering cleaning supplies and the like.

h.              Management.  Seller shall be responsible for paying any wages, vacation pay, sick leave, bonuses, pension, profit-sharing and welfare benefits and other compensation and fringe benefits of all persons employed at the Property by the Manager or an affiliate of the Manager, which accrue to the period prior to the Closing Date, including any employment taxes or other fees or assessments attributable thereto.  At a mutually agreed upon time prior to Closing, Seller and Purchaser will, through a joint announcement, announce the sale of the Hotel to the employees. Unless Purchaser and Manager have agreed for Manager to continue managing the Hotel after the Closing Date, at Closing Seller shall cause all employees of Manager or an affiliate of Manager working solely at the Hotel (but excluding employees working at the Hotel and one or more other hotels managed by Manager) to be terminated by Manager or an affiliate of the Manager (unless such employees desire to remain employed by Manager or an affiliate of Manager and work at another hotel managed by Manager) and Purchaser shall offer to hire such of the existing employees at the Hotel as Purchaser determines and as necessary to avoid notification requirements of, or violations related to, The Worker Adjustment and Retraining Notification or analogous provisions of applicable state laws (“WARN”) Act.  Purchaser and Seller agree to work together to minimize any exposure under the WARN Act.  Seller shall be solely responsible for the cost of any Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or local insurance continuance requirements.

i.                  Benefit and Liability.  The purpose and intent of the provisions as to the prorations, adjustments and apportionments set forth above and elsewhere in this Agreement are that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through the Apportionment Date, and Purchaser shall bear all such expenses and receive all such income accruing thereafter.  Accordingly, Seller hereby indemnifies, defends and holds Purchaser harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Purchaser as a result of (1) obligations of Seller not expressly assumed or agreed to be assumed by Purchaser hereunder, or (2) acts, omissions or occurrences which occur, accrue or arise prior to the Closing Date.  Purchaser hereby indemnifies and holds Seller harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) that may at any time be incurred by Seller as a result of (1) obligations of Purchaser arising either under this Purchase Agreement or from and after the Closing Date, and (2) acts, omissions or occurrences which occur, accrue or arise from and after the Closing Date.

j.                 Hotel Safe.  On the Closing Date, Seller shall cause the delivery to Purchaser of all of the keys to the Hotel safe.  On the Closing Date, Seller shall give written notices to those persons who have deposited items in the safe, advising them of the sale of the Property to Purchaser and requesting the removal or verification of their contents in the safe.  All such removals or verifications on the Closing Date shall be under the supervision of Seller’s and Purchaser’s respective representatives.  All contents that are to remain in the safe shall be recorded.  Items belonging to guests who have not responded to such written notice by so removing and verifying their safe contents by the end of the Closing Date shall be recorded in the presence of the respective representatives.  Any such contents so verified and recorded and thereafter remaining in the hands of Purchaser shall be the responsibility of Purchaser, and Purchaser hereby agrees to indemnify, defend and hold Seller harmless from any liability therefor.  Seller hereby agrees to indemnify and hold Purchaser harmless from any liability arising from claims by guests for any loss of contents in the safe that existed prior to Closing but which were not recorded on the Closing Date.

k.              Employees.  Purchaser shall not be required or obligated to hire any employees of Seller except as described in Section 12(h) above.

13.       Operation of the Property Pending Closing.  Prior to the Closing Date, Seller agrees that:

a.              Insurance.  Seller or Seller’s agent shall keep or shall cause to be kept the Property insured against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property, consistent with Seller’s prior practices.

b.              Operations.  Between the date hereof and the Closing, except as otherwise required or permitted under this Agreement, or as required by applicable law, ordinances, or regulation, or to the extent otherwise consented to by Purchaser, Seller shall continue to operate the Property in the usual, regular and ordinary course of its business and consistent with the practices pursuant to which Seller now operates the Property and shall use all commercially reasonable efforts to preserve its business intact and preserve for Purchaser the relationship of Seller with its customers, suppliers and employees, including, without limitation, the making of maintenance and repairs to the Property so as to maintain each in operating and presentable condition, the maintenance of adequate quantities of inventories and supplies for the operation of the Property, consistent with current practice, and the payment of vendors in the ordinary course of business.

c.               Leases and Contracts.  From and after the Contingency Date, Seller shall enter or cause to be entered into only those third-party service and maintenance contracts that are necessary to carry out its obligations under Section 13(b) above and which shall be cancelable upon no more than thirty (30) days’ written notice without penalty or premium, or are replacements or renewals of existing contracts or leases on more or less the same terms as provided in any prior contract; copies of which shall be promptly delivered to Purchaser.  Any other contracts and tenant leases entered into from and after the Contingency Date will require prior written approval by Purchaser, which approval Purchaser will not unreasonably delay, withhold or condition.

d.              Warranties and Guaranties.  Seller shall not release or modify any warranties and guaranties affecting the Property except with the prior written consent of Purchaser.

e.               Franchise Agreement.  Seller shall maintain in full force and effect, and not knowingly cause or permit a default under its existing franchise agreement (with or without the giving of any required notice and/or lapse of time).

f.                Taxes.  Seller shall cause to be paid prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the Property and the Business.

14.       Destruction, Damage or Condemnation Prior to Closing.

a.              Risk of Loss.  Seller shall bear the risk of all loss, destruction or damage to the Property, or any portion thereof, from any and all causes whatsoever until and including the Apportionment Date (exclusive of items caused by Purchaser or its agents or assigns).

b.              Damage of Four Hundred Thousand Dollars ($400,000) or More.  If, prior to the Closing, there shall occur (i) damage to the Hotel caused by fire or other casualty (exclusive of items caused by Purchaser or its agents or assigns) which would cost Four Hundred Thousand Dollars ($400,000) or more to repair or replace according to a written estimate reasonably acceptable to Seller, or (ii) the taking or proposed taking by condemnation of all or such portion of the Property as would, in Purchaser’s reasonable opinion, materially interfere with Purchaser’s use and enjoyment thereof, then, and in either of such events, Purchaser or Seller may terminate its obligations under this Agreement by written notice given to the other party within seven (7) days after Purchaser has received notice of such casualty or condemnation from Seller, in which event no party shall have any further obligations to the other hereunder.  If neither party elects to terminate its obligations under this Agreement, then the Closing shall take place as herein provided without abatement of the Purchase Price (except for the amount of the deductible under the applicable casualty policy of insurance), and there shall be assigned to Purchaser at the Closing all interest in any insurance claims and proceeds including, without limitation, any business interruption insurance, or condemnation awards up to the full Purchase Price which may be payable to or available to Seller for any period after the Closing Date on account of any such fire, casualty, or condemnation.

c.               Damage under Four Hundred Thousand Dollars ($400,000).  If, prior to the Closing, there shall occur (i) damage to the Hotel caused by fire or other casualty (exclusive of items caused by Purchaser or its agents or assigns) which would cost less than Four Hundred Thousand Dollars ($400,000) to repair or replace, or (ii) the taking or proposed taking by condemnation of a portion of the Property which, in the Purchaser’s reasonable judgment, is not material to the use or enjoyment thereof, then, and in either of such events, Purchaser shall have no right to terminate its obligations under this Agreement, but Seller shall, at its election, either repair the damage or there shall be assigned to Purchaser at Closing all interest in any insurance claims and proceeds, including, without limitation, any business interruption insurance, or condemnation awards up to the full Purchase Price which may be payable to Seller for any period after the Closing Date on account of any such fire, casualty or condemnation.  In addition, the Purchase Price shall be reduced by the amount of the deductible of the applicable casualty insurance policy.

15.       Defaults and Remedies.

a.              Seller’s Default.  If (a) Seller fails to perform any of Seller’s obligations hereunder for any reason other than (i) the termination of this Agreement by Seller pursuant to any right to terminate expressly set forth in this Agreement or (ii) Purchaser’s failure to perform Purchaser’s obligations under this Agreement, or (b) any of Seller’s representations or warranties set forth herein are determined to be materially inaccurate or untrue; then Purchaser shall have the right to terminate this Agreement and demand the return of its Earnest Money, or seek specific performance as its sole and exclusive remedies.

b.              Purchaser’s Default.  If Purchaser fails to perform any of Purchaser’s obligations hereunder then Seller may terminate this Agreement, receive the Earnest Money and have the option to sue for actual damages.

16.       Brokers.  Both parties acknowledge that no real estate broker or intermediary, other than the acknowledged listing broker, D&C Hospitality Investments LLC, dba HREC Investment Advisors (the “Seller’s Broker”), for the Property currently engaged by Seller in connection with the transaction contemplated hereunder, has been used in this transaction.  Seller shall pay all fees of Seller’s Broker.  Seller and Purchaser agree to hold the other party harmless against any and all claims arising out of any activity of any firm or person acting or allegedly acting on behalf of such party in the nature of a brokerage commission or finder’s fee.

17.       General Provisions.

a.              Notices.  All written notices and demands of any kind which either party may be required or may desire to serve upon the other party in connection with this Agreement may be served (as an alternative to personal service) by electronic mail, registered or certified mail, or overnight courier.  Any such notice or demand so served by registered or certified mail shall be deposited in the United States Mail with postage thereon fully prepaid and addressed to the party to be served at the addresses set forth below.  Service of any such notice or demand so made by mail shall be deemed complete three (3) days after the day of mailing; and serving of notice by facsimile or electronic mail shall be deemed served upon receipt of evidence of successful transmission, and return confirmation of receipt from intended recipient within one (1) business day.  Further, any such notice may be made by Federal Express (or other reputable overnight courier service), which shall be effective one (1) business day after delivery to such overnight courier, at the addresses indicated below.

To Purchaser:

Corey R. Maple

1635 43rd Street South, Suite 205

Fargo, North Dakota 58103

Email:  cmaple@lodgingfund.com

With a copy to:

Dave Durell

c/o John Faris

644 Lovett Street SE, Suite A

Grand Rapids, Michigan 49506

Email:  jfaris@lodgingfund.com

To Seller:

Eagan Lodging Investors II, LLC

Attn:  Jeffrey S. Lenz and Catherine M. Gillman

1600 Aspen Commons, Suite 200

Middleton, WI  53562-0994

Email:  jlenz@ncghotel.com and cgillman@ncghotel.com

With a copy to:

Reinhart Boerner Van Deuren s.c.

Attn:  Nathan J. Wautier

22 East Mifflin Street, Suite 700

Madison, WI  53703

Email:  nwautier@reinhartlaw.com

b.              Captions.  The titles and headings of the various Articles and Paragraphs hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

c.               Severability.  If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement by the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

d.              Waiver.  The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained or available pursuant to applicable law, shall not be construed as a waiver or relinquishment of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect.  No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

e.               Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes any oral or written agreements, and may not be modified, amended or otherwise changed in any manner except by a writing executed by the parties hereto.

f.                Benefits.  This Agreement and all the covenants, terms and provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

g.               Tax-Deferred Exchange.  If either party elects to consummate this transaction as part of a tax-deferred exchange, the other party agrees to cooperate and assist in connection therewith so long as the cooperating party does not incur any liability or need to take title to any other property in connection therewith.

h.              Time is of the Essence.  Time is of the essence for the performance of every covenant and provision herein contained.

i.                  Exhibits.  All exhibits to this Agreement are hereby fully incorporated herein by this reference for all purposes as though fully set forth herein.

j.                 Applicable Law.  This Agreement’s interpretation, validity and performance shall be governed by the laws of the State of Minnesota

k.              Counterparts.  This Agreement may be executed in multiple counterparts by facsimile or PDF, each of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement, binding on all parties hereto, whether or not each counterpart is executed by all parties hereto, so long as each party hereto has executed one or more counterparts hereof.

l.                  Attorneys’ Fees.  In the event of any controversy, claim, dispute, or litigation between the parties hereto to enforce or interpret any of the provisions of the Agreement or any right of either party hereto, the non-prevailing party to such litigation agrees to pay to the prevailing party all costs and expenses, which may also include reasonable attorneys’ fees, incurred therein by the prevailing party, including without limitation, fees incurred during a trial of any action and any fees incurred as a result of an appeal from a judgment entered in such litigation.

m.          Further Assurances.  Seller and Purchaser shall execute and deliver to the other all such other documents and instruments and perform such further acts as reasonably requested by the other party to effectuate the transactions contemplated hereby.

n.              Running of Time Periods.  In the event the last day of any time period set forth and provided for in this Agreement falls on a Saturday, Sunday or national holiday, then the last day of such applicable time period shall be deemed to be the first business day after such Saturday, Sunday or holiday. In calculating any time period prescribed or allowed by this Agreement, the day of the act or event from which the time period begins to run is not included and the last day of the time period is included.

o.              Confidentiality.  Except as hereinafter provided, from and after the execution of this Agreement, Purchaser and Seller shall keep the terms, conditions and provisions of this Agreement, and any confidential information shared in accordance with the terms and provisions hereof, confidential and neither shall make any public announcements hereof unless the other first approves of same in writing, nor shall either disclose the terms, conditions and provisions hereof except to persons who “need to know,” such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction, provided such persons agree not to further disclose the information.  This paragraph shall not require any party to treat as confidential any information that:  (i) was received by a party from a third party as a matter of right without any restriction on disclosure; (ii) was developed by a party and was in such party’s possession prior to receipt thereof from the other party; or (iii) is or has become part of the public domain through no fault of such party or its officers, directors, employees, agents, or consultants.  Neither party shall access, disclose, use or induce or permit others to use any such confidential information for any purpose other than for evaluating the purchase and sale of the Property pursuant to this Agreement.  Each party shall utilize at least the same degree of care to prevent unauthorized use or disclosure of the other party’s confidential information as it employs with respect to its own sensitive business and financial information of like nature.  Confidential information shall include those matters defined as “Submission Matters” as listed on Exhibit E.

p.              Assignment.  Purchaser may assign its interest under this Agreement at any time upon notice to Seller; provided, however, that no such assignment shall release Purchaser from any of its duties or obligations hereunder except as otherwise approved in writing by Seller.

q.              Other.  The parties hereto acknowledge that Purchaser may expend material sums of money in reliance on Seller’s obligations under this Agreement, in connection with negotiating and executing the Agreement, and preparing for Closing, and that Purchaser would not have entered into this Agreement without the availability of an inspection period.  The parties therefore agree that adequate consideration exists to support Seller’s obligations hereunder, and Seller and Purchaser each waive any and all rights to challenge the enforceability of this Agreement on the basis that any of the conditions or contingencies set forth herein are at Seller’s or Purchaser’s sole discretion or that any of the agreements contained herein are illusory.

r.                 3-05 Audit Acknowledgement. Seller, provided it is at no out-of-pocket cost to Seller, covenants it will make all commercially reasonable good faith efforts to assist Purchaser in any way helpful or necessary for Purchaser’s third-party auditors (Deloitte) to collect necessary information as described on Exhibit G.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

Eagan Lodging Investors II, LLC

By: North Central Group, Inc., Manager

By:	/s/ David A. Lenz
David A. Lenz, Founder and Chairman

PURCHASER:

Lodging Fund REIT III OP, LP

By: Lodging Fund REIT III, Inc.
Its: General Partner

By:	/s/ Dave Durell
Name: Dave Durell
Its: Chief Acquisition Officer

EXHIBIT A

LEGAL DESCRIPTION OF REAL ESTATE

The land situated in the City of Eagan, County of Dakota, State of Minnesota and is described as follows:

Parcel 1:

Lot One (1), Block One (1), Eagandale LeMay Lake 4th Addition, according to the recorded plat thereof, Dakota County, Minnesota. Registered Property Certificate of Title No. 99814.

Parcel 2:

Non-exclusive easement for driveway purposes over part of Lot 1, Block 1, Eagandale LeMay Lake 3rd Addition contained in the Easement Agreement dated August 10, 1988, recorded August 16, 1988 as Document No. 206184.

Parcel 3:

Non-exclusive easement for pedestrian ingress and egress over parts of Lot 2, Block 1, Eagandale LeMay Lake 4th Addition contained in the Reciprocal Easement Agreement dated April 11, 1994, recorded July 8, 1994 as Document No. 306717.

EXHIBIT B

PERSONAL PROPERTY

BEGINS ON NEXT PAGE.

Eagan Hampton Inn
Eagan Lodging Investors II, LLC
FF&E INVENTORY
Date Opened: 12/8/94
No. of rooms: 122

CATEGORY	QTY	DESCRIPTION
(i) Typical Room Package	(Per Rm)
PTAC Unit	1
VTAC Unit	0
Digital Thermostats	1
Lock Hardware	1 pkg
Irons	1
Ironing Boards	1	2 in ADA rooms (1 large, 1 small)
Iron Caddies	1
Refrigerator - Undercounter	1
Microwave	0
Coffee Maker	1
Telephones	1
Linen / Towel Package	1 pkg
Duvet Cover / Bed Skirt	1 pkg	2 decorative pillows per room in king sofas (30 total)
Case Goods Package	1 pkg
Bed Sets (1 or 2 per room)		180 (61 kings, 119 queens)
Artwork Package (2 – 3 per room)	1 pkg
Drapery (roman shade blackout, roller shade sheer)	1 pkg
Desk Chair	1
Lounge Chair	7
Sofa Sleepers	16
Ottomans	244
Lamp / Lighting Package	1 pkg
Luggage Rack	1

3

Full Length Mirror	1
[i] Coffee Baskets	1
[ii] Hairdryers	1
(ii) Television	1	4 Suites have 2
(iii) Clock Radios	1
(iv)
Laundry Equipment
Washers	2
Dryers	2
Bolt Down Frames	2
Guest Laundry Washer	1	Leased
Guest Laundry Dryer	1	Leased

Ice Machines
Large Cubers (usually 1st floor)	0
Small Cubers	3
Dispensers	3

(v) Breakfast Buffet / Kitchen / Suite Shop
Breakfast Refrigerator	2
Breakfast Freezer	2
Cup Dispensers	0
Microwave Oven	2	additional microwave in breakfast area for guests
(vi) Dishwasher	0
(vii) Ice Maker	0
(viii) Treat Shop Fridge	1
(ix) Treat Shop Freezer	1
(x) Treat Shop Microwave	0

(xi)
(xii) Telephone System	1

Call Accounting/Voicemail	1

(xiii) Miscellaneous Equipment
Observation System
Monitor	1
Cameras	9
VCR / Recording Unit	1
Air Purifier	2	1 large and 1 small
Cordless Phone	1
Communication Radios	5
Background Music Systems	1
Luggage carts	2
Exterior Trash Cans	4
Interior Trash Cans	1 lot
Smoker’s Posts	4
Exterior Bench	2
ADA Kit (available at front desk)	4
Wheelchair	1

Interior Sign Package	1 pkg

(xiv) Carpet Machine
Carpet Cleaning Machine	1
Tile Cleaning Machine	1
High Speed Fan	1

Van(s)	1	LEASED

(xv) Rollaways
Pack-n-play Cribs	4
Rollaways	4

(xvi) Lobby
Breakfast Barstools	18
Breakfast Chairs	35
Breakfast Tables/Bases	17
Lobby Soft Seating:
Sofa	1
Banquette	1
Bench	1
Lounge Chairs	2
Ottomans	2
Task Chairs	2
Lobby Occasional Tables
Side Table	2
End Table	0
Console Tables	0
Lobby Lamps	2
Television / mounts	2
Lobby Artwork / Accessories	1 pkg
Window Treatments	1 pkg
(xvii)
(xviii) Equipment
Vacuum Cleaners
Portable	1	Small shark vacuum
Upright	9
Maid Carts	8

Janitor Cart	1
Sheet Folder	1
Laundry Shelf Cart	1
Laundry Scale	1
Laundry Carts
12 Bushel	2
10 Bushel	8
6 Bushel	8
Spring Lifts
12 Bushel	2
10 Bushel
6 Bushel
Foam Trash Truck	1
Universal Drum dolly	0
Safety Storage Cabinet
Commercial Hand Truck	2
Maintenance Tools	1 lot
Business Center Equipment
Printer	1
Computer	2
Fax Machine	0
Copier	0
(xix) Exercise Equipment
Ellipitcal/Cross Trainer	1
Treadmill	2
Recumbent Bike	1
FTS Glide	0
Television	1
Towel Cabinet	1
Rack w/dumbbells	1
Adjustable Bench	1

(xx) Safe Deposit Boxes	1 set

(xxi) Safe	1

(xxii) Timeclock	1

(xxiii) Office Machines
Computer Software and Accessories	1 lot
Fax Machine	1
Copier	1	LEASED
Printer for Manager’s Computer	2
Back Office Furniture	1 lot
Digital Camera	1
Sales Office — color printer	1

(xxiv) Pool Furniture
Tables	3
Chairs	18
Chaise Lounge	0
Umbrellas	0
Side tables	3
Sectional with Side Table	1
(xxv)
(xxvi) Employee Breakroom
(xxvii) Tables	1
(xxviii) Chairs	12
(xxix) Refrigerator	1

(xxx) Microwave	1
(xxxi)
(xxxii) Hospitality Suite/Mtg Rm
Table	1
Conference Chairs	12
Television	0
Portable DVD Player	0
Easel	1
Refrigerator	1
Microwave	0
Polycom	0
LCD Projector	1
Projector Screen	1	Portable
Microphones	0

EXHIBIT C

LIST OF LEASES, CONTRACTS, PERMITS AND LICENSES

Hampton Inn Eagan

Leases, Contract, Licenses & Permits

As of 4/10/2019

Vendor Name	Category	Start Date	End Date	Current Price/Rate	Frequency of payment	General Comments-Services Description
Alamo Leasing Company, Inc.	Lease	9/1/2018	8/31/2021	$1,950/month	Monthly	1FBVU4XG2JKA93182 - 2018 Ford Transit 350
Amadeus	Computer - Software - Equipment	4/1/2019	3/31/2020	$2180.30/year	Annually	Sales Pro subscription.
BDS Laundry Management Company	Guest Laundry	2/22/2013	2/21/2025	Lessee receives $1.15 per machine per day. Such minimum compensation shall increase by 3 percent per year. After retaining its daily minimum, Lessee to pay Lessor 61% of the laundry receipts.	Monthly	Lease auto-renews for 6 year terms.
CCI Systems, Inc.	Telephone	9/24/2013	9/24/2019	$135/month	Monthly
City of Eagan	Permit - City Occupational	12/5/1994	12/31/2019
City of Eagan	Permit - City Sales/Use Tax	11/21/1994	12/31/2019
Clearwire Wireless, LLC	Site Lease Agreement	3/8/2010	3/7/2020	We receive $1,000/month; monthly rent increases 3% per year.	Monthly

Clearwire controls extension options. Term automatically extends for 5 successive periods of 5 years each unless Clearwire provides non-renewal notice at least 30 days before expiration of renewal term. Clearwire must install meter for it own electricity to tower and equipment. First renewal was in 2015, so 4 options remain.

Comcast	High Speed Internet Access	5/1/2013	Month-to-Month	$1,631.06 per month plus taxes and fees	Monthly	Contract starts MTM on 5/1/19
Comcast	Television	5/1/2013	Month-to-Month	$2,243.95 per month plus taxes and fees	Monthly	Contract starts MTM on 5/1/19
Deep Blue	High Speed Internet Access	3/12/2018	3/12/2021	$445.90/month for guest wifi support.	Monthly
DMX	Music	5/14/2012	5/14/2019	$35/month for 3 years, can increase up to 5% once per year after that.	Monthly	After initial 3 year term, contract auto-renews annually
Guardian Pest Control, Inc.	Pest Control	11/21/1994	11/21/2019	$101.29/month for monthly service. $374.85/twice a year for outside building spray.	Monthly
Hilton Hotels Corporation	Computer - Software - Equipment	5/18/2017	5/17/2020	$524/month for computer equipment support.	Monthly	Computer equipment support
Hilton Hotels Corporation	Marketing	1/1/2018	12/31/2019	Fees are 2.08 per hotel room per month equating to $3,050 per annum for your property. Fees will be invoices twice a year, in advance.	Annually	Contract for Destination Marketing program through Hilton.
McNallan Office Systems	Copier Equipment Maintenance	4/1/2013	3/31/2020	$480/yr 36000 copies x .01	Annually	No contract on file; they auto-renew each year and all supplies are covered.
Minnesota Department of Health	Permit - State Hotel/Motel, Restaurant & Pool	1/1/2013	12/31/2019	$2,105 for 2019	Annually
Minnesota Department of Labor & Industry	Permit - State Elevator	7/1/2013	6/30/2019	$100/elevator - $200/year total	Annually
Minnesota Logos	Billboards - Signage	9/25/2007	12/31/2019	$720/year	Annually	No contract, just invoices now.
National Swimming Pool Foundation	Permit - State Pool/Spa License	8/17/2006	8/23/2021	NA	Per service visit	Chief Engineer CPO certificate
Olsen Fire Protection	Fire	11/1/2013	12/31/2019	$750 - fire alarm sensitivity training $156 - fire ext maintenance - annually $240 - fire sprinkler testing - annually $460 - fire alarm testing	Net 30 days upon completion of work
Reliakor Services	Snow Removal & Lawn Maintenance	5/1/2018	4/30/2019		Monthly	Snow contract expires 4/30/2019. Currently negotiating 2019 lawn maintenance contract.
Schindler Elevator Corporation	Elevator	8/1/2010	7/31/2019	$1,328.55/quarter	Quarterly

Automatic successive 1-year renewals unless terminated by either party by written notice not less than 90 days prior to termination date. Agreement must be assigned to any successor in interest upon notification to and acceptance by Schindler of such assignment.

TDS Metrocom	Telephone	3/1/2005	Month-to-Month	$300/month	Monthly	For copper lines; no contract copy on file.
Total Life Security	Fire	4/1/2017	Month-to-Month		Per service visit
Travelclick	Revenue Management	2/1/2019	12/31/2019	$1,938.75	Annually	Demand 360
UniGuest	Computer - Software - Equipment	5/1/2018	4/30/2019	Annual support fee of $1,430.	Annually
Wells Fargo Equipment Finance	Copier Equipment Lease	3/22/2016	3/21/2020	$156.19 + tax	Monthly

Leases & Contracts that will be terminated or retained by the Seller upon sale:

Vendor Name	Category	Start Date	End Date	Current Price/Rate	Frequency of payment	General Comments-Services Description
Advanced Disposal	Waste Removal/Recycling	5/1/2017	4/30/2020	Varies per property	Monthly	NCM global contract.
ASCAP	Music	1/1/2012	12/31/2019	$685 for 2019 license	Annually	License is not transferrable. Buyer will need to apply for a new license
Broadcast Music, Inc. (BMI)	Music	1/1/2017	12/31/2019	$652 for 2019 license	Annually	License is not transferrable. Buyer will need to apply for a new license
Chase	Credit Card Processing		1/1/2222	Per transaction	Per transaction	In force until cancelled.
Clean the world	Waste Removal/Recycling	6/1/2016	5/31/2019	Varies per property	Quarterly	NCM global contract. License not assumable
Ecolab	Supplies	5/1/2017	4/30/2021	Varies per property	Per service visit	NCM global contract
Elavon/Fusebox	Credit Card Gateway	3/16/2017	3/16/2022	Varies per property	Monthly	Will be terminated upon sale. Buyer must apply for their own merchant numbers.
Eric Ryan Corporation	Utilities	1/1/2014	12/31/2019	$55/month/hotel	Monthly	NCM global contract
Hilton Hotel Corporation	Franchise Agreement					will be terminated upon sale.
Hilton Supply Management	Supplies	3/1/2017	2/28/2020		No Fee	NCM global contract
North Central Management, Inc.	Management Contract					Agreement will be terminated upon sale.
SESAC	Music	1/1/2012	12/31/2019	$510 for 2019 license	Annually	License is not transferrable. Buyer will need to apply for a new license

EXHIBIT D

ALLOCATION OF PURCHASE PRICE

Real Property	$12,155,000
Personal Property	$715,000
Intangibles	$1,430,000
TOTAL	$14,300,000

EXHIBIT E

SUBMISSION MATTERS

Due Diligence Request List: Hampton Inn - Eagan, MN

Due Diligence Requests

	Name	NCG Notes	Seller Status
1	Easements and rights of way benefiting the Real Estate	See Title Commitment	None to Provide
2	~~Sub entities in ownership of the asset? If so, please provide entity documents for related entities~~		N/A to this Transaction
3	~~Articles of Organization, all amendments and filings with the state of formation~~		N/A to this Transaction
4	~~Certificate of Good Standing or similar document from state of formation~~		N/A to this Transaction
5	~~Certificate of No Tax Due from Dept. of Revenue~~		N/A to this Transaction
6	Certificates of occupancy		Delivered
7	Tax lien search, certified	See Title Commitment	N/A to this Transaction
8	Arbitration or litigation list, ongoing or settled within past two years and litigation for which there are outstanding responsibilities	No current or ongoing litigation	None to Provide
9	Contracts to purchase or lease real estate including options or rights of first refusal	See Title Commitment	N/A to this Transaction
10	Elevator maintenance service contract	See Line #11	Delivered
11	Contracts to be assumed, copies		Delivered
12	Architectural and/or construction plans in PDF ~~and CAD formats~~	CAD files not available	Delivered
13	Environmental reports on the property, copies (most recent only)		Delivered
14	Appraisals recently done, copies (most recent only)		Delivered
15	Surveys recently done, copies (most recent only)		Delivered
16	Franchise Agreement, current copy		Delivered
17	Vesting deed, copy	See Title Commitment	N/A to this Transaction
18	Defaults or claims under any contracts with hotel correspondence		None to Provide
19	Property tax assessment notice for both personal and real property taxes	No Personal Property Taxes in MN	Delivered
20	Inter-company payments/relationships, details from last 3 years
21	~~Normalizing entries, details for the last 3 years~~		N/A to this Transaction
22	Title documents for any personal property (le vehicle title)	Leased, see line #11	Delivered
23	Entity resolution approving and authorizing this transaction and identifying officers authorized to execute all documents
24	Fixed asset list including any remote assets, if any	See FF&E list	Delivered
25	Leases and subleases affecting the hotel	See Line #11	Delivered
26	Liquor Licence, copy if applicable	Property Does Not have Liquor License	N/A to this Transaction
27	Open citations from governmental or regulatory authorities including any known legal proceedings, list		None to Provide
28	Equipment Leases along with copies of lease contracts	See Line #11	Delivered
29	~~Shareholders and officers and entity organizational chart~~		N/A to this Transaction
30	~~States where entity is qualified to do business~~		N/A to this Transaction
31	Loss run on insurance of history of claims made in the last three years (property, liability, workers comp, etc)		Delivered
32	~~Title insurance policy, most recent~~	See Title Commitment	Delivered
33	~~Operating Agreement and all amendments~~		N/A to this Transaction
34	~~Payoff balance of mortgages and deeds to trust or the equivalant~~		N/A to this Transaction
35	Personal property returns/reports as filed for previous 3 years (showing calculation for last two months)	No Personal Property Taxes in MN	N/A to this Transaction
36	~~Tax returns for previous three years (sections noting income and expenses only)~~		N/A to this Transaction
37	~~Proof of Insurance~~		N/A to this Transaction

38	Insurance on hotel, summary including declaration pages (ie: liability, workers comp, auto, cyber, etc)		Delivered
39	Zoning status and variances of and affecting hotel		Delivered
40	~~UCC Search, certified~~		N/A to this Transaction
41	Workers compensation experience MOD	MOD rate is .62	Delivered
42	Sales & Lodging Taxes for ~~Prior Year and Current YTD (showing calculations for~~ most recent two months)	Filed monthly	Delivered
43	Brand standards for current year deferred at time of pending sale and estimated costs	See PIP/QA	N/A to this Transaction
44	Brand standards full document for all categories related to the brand for current year	See PIP/QA/Brand Standards Docs	Delivered
45	Brand standards initiatives document for current and upcoming year related to technology	See PIP/QA	N/A to this Transaction
46	Brand standards initiatives document for current and upcoming year unrelated to technology	See PIP/QA	N/A to this Transaction
47	Computer, software program, and computer license agreements lists as well as areas of use and age of computers	5 OnQ & 2 NCG owned computers onsite. The refresh is due 2020	Delivered
48	Guest Service Score results for current month and running 12 month period		Delivered
49	Inventory documents, including dates, most recently done for food, beverage, big 4 or linen, guest supplies, chemicals, and retail shops		Delivered
50	Licenses, permits and inspection documents relating to hotel mechanical systems (governmental, elevators, fire alarm systems, sprinkler systems, boilers, pool, etc.)	See Line #11	Delivered
51	Licenses, permits, and inspection documents relating to hotel operations (governmental, food, liquor, etc.)	See Line #11	Delivered
52	Maintenance work order system descriptions, whether electronic or manual, with records available for running twelve month period		Delivered
53	Owner’s manuals for all property systems and equipment, including lock systems, POS system, etc.	Will remain on property after closing; not provided during due diligence period	None to Provide
54	P.M. system description, whether electronic or manual, with records available for running twelve month period		Delivered
55	PIP documents Issued by brand: ~~two~~ most recent with information noting all items completed and all items in progress		Delivered
56	Quality Assurance Inspections: two most recent and description of any follow up pending inspections taking place due to most recent inspection score		Delivered
57	~~Renovations and repairs list for prior five years unrelated to brand PIPs,~~ including warranty documents and contractor’s information and related costs	Warranties provided	Delivered
58	~~Resumes of current managers and supervisors with~~ organizational chart	Resumes N/A. Org chart provided	Delivered
59	Service company list and records for running twelve month period, including pest control, dishwasher, and pool chemicals monitoring systems, etc.	A/P Vendor list provided	Delivered
60	~~Staff weekly schedules by department, including~~ open positions for hourly, supervisory, and management positions and any positions using contract labor	Open: Laundry Attendant, Maintenance Asst, Breakfast Attendant, Van Dirver
61	Accounting software system in use	OnQ at Property Level	Delivered
62	Aging report in Industry standard format, including any possible noncollectable accounts		Delivered
63	~~Budget for current year~~		N/A to this Transaction
64	~~Capital expense plan unrelated to brand PIP for current and upcoming year, items deferred and completed with associated costs, based upon time of year.~~		N/A to this Transaction
65	~~General ledger detail report for three prior months~~		N/A to this Transaction
66	Guest ledger detail report for must recent full month and current month		Delivered
67	Payroll report showing each employee by department with rate of pay, most recent report		Delivered
68	P&Ls for last four calendar years plus monthly for running twelve months		Delivered
69	Rebate, Incentive, or discount programs utilized for products or services, such as purchasing consortia or energy programs through local municipality	Member of Supply Mgmt Consortia	Delivered
70	Channel production reports for previous 3 years		Delivered
71	Group corporate accounts and LNR lists, including rates and ytd room night and revenue production; ideally sorted by room night production (Top 25)	Top 25 Accounts Report Provided	Delivered
72	Group Pace Report		Delivered
73	Hoteligence Report (if subscribed)	Hotel does not have Hotelligence	None to Provide
74	Photos in HI Resolution, if possible, ~~from Offering Memorandum~~		Delivered
75	Room breakdown (# of each type of room)		Delivered
76	~~Sales and marketing plan for current year~~		N/A to this Transaction
77	STR Reports (Current and 3 years old)		Delivered
78	~~SWOT analysis, dated and authored~~		N/A to this Transaction

EXHIBIT F

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is dated as of            , 2019 (the “Effective Date”), by and among Lodging Fund REIT III OP, LP, a Delaware limited partnership, with an address of 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103, or its assignee (“Buyer”), EAGAN LODGING INVESTORS II, LLC, a Wisconsin limited liability company (“Seller”), and North Central Group, Inc., its manager and David A. Lenz, principal owner of the Seller (the “Interested Parties”).  The Seller and Interested Parties are collectively referred to herein as the “Restricted Parties.”

R E C I T A L S:

1.                                      The Buyer and Seller have entered into a Hotel Purchase and Sale Agreement, dated as of April    2019, (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase from Seller the Hampton Inn & Suites hotel, located at 3000 Eagan, Minnesota 55121 (the “Hotel”).

2.                                      The agreement of the Restricted Parties to deliver this Agreement was a material inducement to Buyer in entering into the Purchase Agreement, and the delivery of this Agreement by the Restricted Parties was a condition to Buyer’s obligation to purchase the Hotel and to pay the Purchase Price (as defined in the Purchase Agreement).  Buyer seeks assurance that the Restricted Parties will refrain from competing with Buyer, as well as to protect the confidential information of the Hotel which the Buyer has purchased and to generally preserve the existing goodwill contemplated as part of the Purchase Price paid by Buyer under the Purchase Agreement.  The Restricted Parties acknowledge that the restrictions set forth in this Agreement are necessary to prevent the use and disclosure of the confidential information, to protect the goodwill of the Hotel and to otherwise protect the legitimate business interests of the Buyer, their affiliates and the Hotel.

3.                                      The Buyer, as the owner of the Hotel from and after the date of closing of the Purchase Agreement, desires to preclude the Restricted Parties from competing against it during the term of this Agreement in the geographic area specified in this Agreement.

A G R E E M E N T

In consideration of the foregoing and the payment of the Purchase Price under the Purchase Agreement, and the covenants and agreements set forth in this Agreement and in the Purchase Agreement, the parties agree as follows:

2.                                      COVENANTS AND CONSIDERATION

(a)                                 Non-Competition.  The Restricted Parties covenant and agree that, for a period of two (2) years beginning on the closing date of the Purchase Agreement (the “Closing Date”), neither the Restricted Parties, nor any entity controlled by the Restricted Parties (an “Affiliate”) will, without the prior written consent of the Buyer directly or indirectly, own, manage, operate, join, control, or engage or participate in the ownership, management, operation, or control of, or be connected as a shareholder, director, officer, agent, partner, joint venturer, lender, employee, consultant or advisor with, any business or organization any part of which engages in the business of hotel or motel ownership or management or is in competition with any of the business activities of the Hotel, within the Non-Competition Area.  The term “Non-Competition Area” in this Agreement means the area within a seven (7) mile radius of the Hotel.  This provision shall not apply to any business which was in operation prior to the Effective Date of the Purchase Agreement.  Provided further, this provision shall not restrict the Interested Parties, individually or as owners or employees of an entity from managing or consulting regarding one or more hotel(s) or motel(s) under management agreement for owner(s) or lender(s) which either or both Interested Party(ies): (a) do business with prior to the Effective Date, (b) are part of a multi-property management relationship with owner(s); or a lender(s); or (c) is a property in receivership or foreclosure controlled by a lender

(b)                                 Confidential Information.  The Restricted Parties acknowledge and recognize that the Confidential Information (as defined below) constitutes valuable trade and business secrets belonging to the Buyer from and after the Closing Date.  On and after the Closing Date, the Restricted Parties will not use, and will not disclose to anybody, and will cause any and all of their respective Affiliates to refrain from disclosing to anybody, any Confidential Information except:  (a) where necessary to comply with any legal obligation, such as a court order or subpoena, provided the Restricted Parties shall first promptly notify the Buyer prior to any such disclosure and permit Buyer to intervene to block such disclosure; (b) where necessary, to the Restricted Parties’ attorneys and accountants, provided that they shall have first been apprised of the limitations of this Agreement and shall have agreed to be comply with and be bound by such limitations; or (c) where the Restricted Parties have obtained the express, prior written consent from the Buyer.  The term “Confidential Information” is defined as information of Seller specific to the Hotel, including but not limited to:  customer lists, contact information, needs, preferences and history of service; business operations and methods; training materials; marketing plans; customer relations information; service and operations forms; practices, procedures, policies and guidelines; supplier/vendor agreements and information; and all other information, lists, records and data relating to or dealing with the business operations or activities of the Hotel, the disclosure of which may provide valuable benefits to any other person or entity or which would embarrass or damage the Hotel, Buyer or their affiliates, monetarily or otherwise.  The term “Confidential Information” is intended to be construed in its broadest possible meaning, and includes all such information in any and all forms, whether written or oral, on paper or stored electronically or in any other medium, and includes all originals, summaries, portions and copies of any and all such information, but specifically excludes any franchise information.  Confidential Information does not include information that: (i) was widely known in the industry at the time of disclosure to the Restricted Party, (ii) becomes widely known or readily available other than by a breach of this Agreement, or (iii) belongs to North Central Management, Inc., and is utilized in other hotels owned, managed or operated by such parties.

(c)                                  Non-Solicitation. For a period of twelve (12) months after the Closing Date, without the prior approval of Buyer, Seller will not actively recruit or induce a termination of service or employment of the Business’s property management team members hired or engaged on behalf of Buyer to work at the Hotel after the Closing Date.

(d)                                 Non-Disparagement.  For a two (2) year period commencing on the Closing Date, the Restricted Parties and Buyer shall not: (a) make any disparaging or defamatory statements about the other party, the Hotel or the other party’s affiliates, or (b) authorize, encourage or participate with anyone to make such statements.

3.                                      ENFORCEABILITY; REMEDIES

(a)                                 Reasonableness; Independent Covenants.  The Restricted Parties acknowledge that the restrictions set out in this Agreement are reasonable and necessary to prevent the use and disclosure of the Hotel’s and the Buyer’s confidential business information and to protect the goodwill and business relationships of the Hotel, and to otherwise protect the legitimate business interests of Buyer and the Hotel from and after the Closing Date.  The Restricted Parties further acknowledge that all of the restrictions in this Agreement are reasonable in all respects, including duration, territory and scope of activity restricted.  The Restricted Parties agree that the covenants and provisions of this Agreement shall be construed as separate agreements independent of any other provision of this Agreement or of any other agreement between a Restricted Party and Buyer.

(b)                                 Remedies.  The Restricted Parties agree that if they or any of their Affiliates engage or threaten to engage in any activity that constitutes a violation of any of the provisions of this Agreement, Buyer shall have the right and remedy to have the provisions of this Agreement specifically enforced to the extent permitted by law by any court having jurisdiction, it being acknowledged and agreed that any breach of this Agreement would cause immediate irreparable injury to Buyer and/or the Hotel and that money damages would not provide an adequate remedy at law for any breach.  Therefore, the Restricted Parties agree that Buyer, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by temporary restraining order, preliminary and permanent injunction or otherwise from any court of competent jurisdiction (without the requirement of posting a bond or other security), including, without limitation, injunctive relief to prevent the Restricted Parties’ failure to comply with the terms and conditions of Section 1 of this Agreement.  Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity, including the right to seek monetary damages.   The applicable two (2) year period of the covenants contained in Section 1 above shall be extended on a day for day basis for each day during which a Restricted Party is in violation of the covenant, so that each Restricted Party is restricted from engaging in the activities prohibited by the covenant for the full two (2) year time period. The Restricted Parties agree that the existence of any claim or cause of action by a Restricted Party against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants and restrictions in this Agreement.

(c)                                  Reformation.  It is the intent of the parties to this Agreement that the provisions of the Agreement be enforced to the fullest extent permissible under applicable law.  If any term or provision of this Agreement is determined to be void, illegal, invalid or unenforceable by any court of competent jurisdiction in any jurisdiction, then such term or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  If, in any judicial proceeding, a court shall refuse to enforce one or more of the covenants set forth in Section 1 of this Agreement because the duration is too long or the scope is too broad, it is expressly agreed between the parties that the court making such determination shall be empowered to reduce the duration and scope of the covenants set forth in Section 1 to the extent necessary to permit enforcement of such covenants.

4.                                      MISCELLANEOUS

(a)                                 Notices.  All written notices and demands of any kind which either party may be required or may desire to serve upon the other party in connection with this Agreement may be served (as an alternative to personal service) by electronic mail, registered or certified mail, or overnight courier.  Any such notice or demand so served by registered or certified mail shall be deposited in the United States Mail with postage thereon fully prepaid and addressed to the party to be served at the addresses set forth below.  Service of any such notice or demand so made by mail shall be deemed complete three (3) days after the day of mailing; and serving of notice by facsimile or electronic mail shall be deemed served upon receipt of evidence of successful transmission, and return confirmation of receipt from intended recipient within one (1) business day.  Further, any such notice may be made by Federal Express (or other reputable overnight courier service), which shall be effective one (1) business day after delivery to such overnight courier, at the addresses indicated below.

To Buyer:

Corey R. Maple

1635 43rd Street South, Suite 205

Fargo, North Dakota 58103

Email:  cmaple@lodgingfund.com

With a copy to:

Dave Durell

c/o John Faris

644 Lovett Street SE, Suite A

Grand Rapids, Michigan 49506

Email:  jfaris@lodgingfund.com

To Seller:

Eagan Lodging Investors II, LLC

Attn:  Jeffrey S. Lenz and Catherine M. Gillman

1600 Aspen Commons, Suite 200

Middleton, WI  53562-0994

Email:  jlenz@ncghotel.com and cgillman@ncghotel.com

With a copy to:

Reinhart Boerner Van Deuren s.c.

Attn:  Nathan J. Wautier

22 East Mifflin Street, Suite 700

Madison, WI  53703

Email:  nwautier@reinhartlaw.com

(b)                                 Benefit and Binding Effect.  The Restricted Parties may not assign this Agreement without the prior written consent of Buyer.  The Buyer may assign its rights and delegate its duties under this Agreement to any other person or entity that (i) acquires ownership or control of the Buyer or Hotel, (ii) acquires substantially all of the assets of the Buyer or Hotel, or (iii) is a successor entity through merger or conversion.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(c)                                  Further Assurances.  The parties shall execute any other documents that may be necessary and desirable to the implementation and consummation of this Agreement.

(d)                                 Governing Law.  It is understood and agreed that the construction and interpretation of this Agreement shall at all times and in all respects be governed by the internal laws of the State of Minnesota, without giving effect to the conflict of laws provisions thereof.

(e)                                  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties hereto concerning the subject matter hereof.

(f)                                   Headings.  The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

(g)                                  Amendments/Waivers.  This Agreement cannot be amended except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment is sought.  Any waiver of any provision of this Agreement must be in writing and signed by the party granting the waiver.

(h)                                 Counterparts.  This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER

Eagan Lodging Investors II, LLC

By:	North Central Group, Inc., Manager

By:
David A. Lenz, Founder and Chairman

BUYER

Lodging Fund REIT III OP, LP
a Delaware limited partnership

Lodging Fund REIT III, Inc
Its: General Partner

By:	Corey Maple
Its:	President

EXHIBIT G

3-05 Audit

3-05 or 3-14 Audit. Seller acknowledges that under either Rule 3-05 or Rule 3-14 of Regulation S-X, Purchaser is required to provide certain information in connection with reports Purchaser is required to file with the Securities and Exchange Commission.

Accordingly, Seller agrees to:

(a) allow Purchaser and Purchaser’s representatives which includes third party auditors, at Purchaser’s sole cost and expense, to perform an audit of the Hotel, Property, Personal Property and business operations of and at the properties to the extent required under either Rule 3-05 or Rule 3-14 of Regulation S-X (hereinafter a Rule 3-05 or 3-14 Audit);

(b) make available to Purchaser and Purchaser’s representatives for inspection and audit following the Closing, at the Seller’s offices the Seller’s books and records relating solely to the Seller’s operations that are reasonably requested by Purchaser (but specifically excluding Seller’s tax returns) for any full or partial years reasonably necessary to complete the Rule 3-05 or 3-14 Audit; and

(c) sign the management representation letter to be provided by the Purchaser’s independent auditors.

In connection with the foregoing, Purchaser shall give Seller no less than ten (10) business days’ prior written notice of Purchaser’s plans to inspect and audit such books and records, and Seller’s obligation to perform herein, extends beyond closing. Purchaser shall reimburse Manager in the amount of Five Thousand and No/100 Dollars ($5,000.00) for Manager’s time and efforts to comply with this Exhibit G.

Notwithstanding the foregoing, the Seller shall not be required to (a) prepare or compile any materials, (b) incur any third party costs or expenses in connection with the Rule 3-05 or 3-14 Audit, (c) provide any books, records or materials that could reasonably be expected to be books, records or materials in the possession or control of the tenant parties, (d) provide any books, records or materials that are not within the possession or control of the Seller, or (e) make any representations or warranties with respect to such information beyond a customary management representation letter signed by the Seller reasonably requested by any accounting firm engaged by the Purchaser to deliver its auditors report with respect to the Rule 3-05 or Rule 3-14 Audit. Purchaser acknowledges and agrees that the foregoing accounting and financial materials to be provided by Seller does not include any information or materials related to the period prior to the acquisition of the property by Seller and is to be limited solely to information regarding the property after they were placed into operation by Seller. Seller acknowledges that the Rule 3-05 or Rule 3-14 Audit may require Purchaser to perform a Rule 3-05 or 3-14 Audit both after the Effective Date and after the Closing Date and Seller agrees that Seller’s obligations under this Exhibit G are material to the term of this Agreement, and breach of this Exhibit G will constitute a default under the terms of the Agreement. Seller further agrees, that Purchaser’s sole and absolute remedy in the event of default is that of specific performance.